UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 22, 2013

Alterra Capital Holdings Limited
__________________________________________
(Exact name of registrant as specified in its charter)

Bermuda	000-33047	98-0584464
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Alterra House, 2 Front Street, Hamilton, Bermuda		HM 11
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(441) 295-8800

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

As set forth in the December 19, 2012 Form 8-K of Alterra Capital Holdings Limited ("Alterra") filed with the Securities and Exchange Commission (the "SEC"), on December 18, 2012, Alterra entered into an Agreement and Plan of Merger (the "Merger Agreement") with Markel Corporation ("Markel") and Commonwealth Merger Subsidiary Limited, a direct wholly owned subsidiary of Markel ("Merger Sub"), under which Merger Sub will merge with and into Alterra (the "Merger"), with Alterra as the surviving company becoming a wholly owned subsidiary of Markel.

As of April 22, 2013, all required regulatory approvals for closing under the Merger Agreement had been obtained, and the shares of Markel common stock to be issued to Alterra shareholders in connection with the Merger had been authorized for listing on the New York Stock Exchange, subject to official notice of issuance. Under the terms of the Merger Agreement, the closing of the Merger would take place on the second business day after all conditions to closing had been satisfied or waived (other than those that, by their terms, were to be satisfied on the closing date), unless otherwise agreed by the parties. For administrative convenience and to assure a smooth transition, Markel requested that closing occur on May 1, 2013 (the "New Closing Date"). Alterra has agreed with Markel’s request, subject to the terms of a Waiver Agreement, dated April 22, 2013, a copy of which is attached hereto as Exhibit 2.1.

Under the terms of the Waiver Agreement, the parties have waived the conditions to their obligations to effect the Merger set forth in Section 6.1 of the Merger Agreement, except for (i) the condition set forth in Section 6.1(d) that the registration statement filed by Markel in connection with the transaction not be the subject of any stop order or proceedings seeking a stop order and (ii) the conditions set forth in Section 6.1(e) relating to injunctions or restraints against the Merger taking place.

In addition, Markel has waived the conditions to its obligations to effect the Merger set forth in Section 6.3 of the Merger Agreement, except for (i) the condition set forth in Section 6.3(b), but only with respect to the performance or compliance by Alterra with agreements and covenants required to be performed by it on or after the date of the Waiver Agreement and at or before the New Closing Date; (ii) the condition set forth in Section 6.3(c) that Markel have received a certificate signed on behalf of Alterra by its chief executive officer or chief financial officer, certifying that the conditions set forth in Section 6.3(b) of the Merger Agreement have been satisfied with respect to the performance or compliance by Alterra with agreements and covenants required to be performed by it on or after the date of the Waiver Agreement and at or before the New Closing Date; and (iii) the condition set forth in Section 6.3(d) of the Merger Agreement.

Markel has also waived its right to terminate the Merger Agreement under Sections 7.1(b)(i), (c), (d), (e) (with regard to any breach of representations or warranties), (f), (g), (i) or (j) thereof.

As an inducement for Markel to enter into the Merger Agreement, directors, members of senior management and certain institutional investors of Alterra had entered into voting agreements covering approximately 19.6% of the outstanding voting power of Alterra common shares (after giving effect to certain voting cutbacks set forth in the bye-laws of Alterra). Those Alterra shareholders had agreed that for a period beginning on December 18, 2012 and ending three months following the effective time of the Merger, they would not offer or agree to directly or indirectly sell, transfer, assign or otherwise dispose of or create or permit to exist any encumbrance with respect to any common shares, options or warrants owned by such person, subject to customary exceptions. Under the terms of the Waiver Agreement, that period ends three months following the date of the Waiver Agreement rather than three months following the effective time of the Merger.

THE FOREGOING DESCRIPTION OF THE WAIVER AGREEMENT DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT TO AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COPY OF THE WAIVER AGREEMENT THAT IS ATTACHED HERETO AS EXHIBIT 2.1 AND THE TERMS OF WHICH ARE INCORPORATED HEREIN BY REFERENCE.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

2.1 Waiver Agreement, dated as of April 22, 2013, by and among Alterra Capital Holdings Limited, Markel Corporation and Commonwealth Merger Subsidiary Limited.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alterra Capital Holdings Limited

April 22, 2013	By:	Joseph W. Roberts

Name: Joseph W. Roberts
Title: Executive Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

2.1	Waiver Agreement, dated as of April 22, 2013, by and among Alterra Capital Holdings Limited, Markel Corporation and Commonwealth Merger Subsidiary Limited.